UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	October 26, 2005

Hudson Highland Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-50129	59-3547281
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

622 Third Avenue, New York, New York 10017
(Address of principal executive offices, including zip code)

(212) 351-7300
(Registrant's telephone number, including area code)

_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

        On October 26, 2005, the Compensation Committee of the Board of Directors of Hudson Highland Group, Inc. (the "Company") approved, and Mary Jane Raymond and the Company entered into, an Executive Employment Agreement (the "Employment Agreement") that will be effective as of December 1, 2005. Pursuant to the Employment Agreement, the Company will employ Ms. Raymond as Executive Vice President and Chief Financial Officer for a one-year term, with automatic, annual extensions of additional one-year terms. Under the Employment Agreement, Ms. Raymond is entitled to (i) an annual base salary of $350,000; (ii) eligibility to receive an annual bonus as provided in the Company's Senior Management Bonus Plan; (iii) other benefits of employment comparable to other senior management; (iv) four weeks of vacation plus four personal days per year; (v) a signing bonus of $150,000 to be paid in early 2006 on the same date as the Company pays bonuses for 2005 to other executives; and (vi) an allowance for housing in New York.

        Under the Employment Agreement, the Company has the right to terminate Ms. Raymond's employment at any time. If the Company terminates Ms. Raymond's employment without cause (as defined in the Employment Agreement) or does not renew Ms. Raymond's employment, then, subject to Ms. Raymond executing the Company's then current form of separation agreement and general release, Ms. Raymond will be entitled to receive a severance payment equal to one year of her then current base salary, plus the Company's portion of the premiums for providing continued health and dental insurance benefits to her for twelve months after termination (with only the executive’s portion of such premiums deducted from her severance payment).

        Under the Employment Agreement, after a change in control of the Company (as defined in the Employment Agreement), if Ms. Raymond's employment is terminated by the Company other than by reason of death, disability or for cause (as defined in the Employment Agreement) or by Ms. Raymond for good reason (as defined in the Employment Agreement), then Ms. Raymond is entitled to a cash termination payment equal to her annual base salary immediately prior to termination and her target annual bonus under the Company's Senior Management Bonus Plan for the year in which the termination occurs, plus health and dental insurance benefits for a period of up to twelve months after termination. The Employment Agreement provides that, subject to limited exceptions, if the payments under the Employment Agreement or under any other agreement with or plan of the Company are "excess parachute payments" for purposes of the Internal Revenue Code (the "Code"), then the Company will pay Ms. Raymond the amount necessary to offset the 20% excise tax imposed by the Code and any additional taxes on this payment.

        In connection with entering into the Employment Agreement, Ms. Raymond also executed a Confidentiality, Non-solicitation and Work Product Assignment Agreement with the Company.

        The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 and is incorporated by reference herein.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

        (a) Not applicable.

        (b) On October 26, 2005, Richard W. Pehlke, Executive Vice President and Chief Financial Officer and a director of the Company, notified the Company that he will resign as Chief Financial Officer effective December 1, 2005 and as Executive Vice President and a director effective December 31, 2005. As previously disclosed in the Company's Form 8-K, dated June 9, 2005, and pursuant to Mr. Pehlke's Executive Agreement with the Company, dated June 14, 2005, Mr. Pehlke will serve as a consultant to the Company through 2006.

        (c) On October 26, 2005, the Company's Board of Directors appointed Mary Jane Raymond as Executive Vice President and Chief Financial Officer of the Company, effective as of December 1, 2005. Ms. Raymond is 45 years of age and currently is the Chief Risk Officer of The Dun & Bradstreet Corporation. From 2002 to 2005, Ms. Raymond served as the Vice President and Corporate Controller of The Dun & Bradstreet Corporation. Ms. Raymond served as the Merger Integration Vice President of Lucent Technologies, Inc. from 1998 to 2002 and a Financial Vice President in International from 1997 to 1998. From 1992 to 1997, Ms. Raymond served in various positions with Cummins, Inc. There are no family relationships between Ms. Raymond and any director or executive officer of the Company. In connection with the appointment of Ms. Raymond as Executive Vice President and Chief Financial Officer, Ms. Raymond entered into an Employment Agreement with the Company as described in Item 1.01 above.

        (d) Not applicable.

        A copy of the press release announcing Ms. Raymond's appointment and Mr. Pehlke's resignation, issued by the Company on October 26, 2005, is filed as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

        (a) Not applicable.

        (b) Not applicable.

        (c) Exhibits. The following exhibit is being filed herewith:

(10.1)	Executive Employment Agreement, effective as of December 1, 2005, between Hudson Highland Group, Inc. and Mary Jane Raymond.

(99.1)	Press Release of Hudson Highland Group, Inc., dated October 26, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON HIGHLAND GROUP, INC.
Date: October 26, 2005	By: /s/ Richard W. Pehlke
Richard W. Pehlke
Executive Vice President and
Chief Financial Officer

HUDSON HIGHLAND GROUP, INC.

Exhibit Index to Current Report on Form 8-K

Exhibit
Number

(10.1)	Executive Employment Agreement, effective as of December 1, 2005, between Hudson Highland Group, Inc. and Mary Jane Raymond.

(99.1)	Press Release of Hudson Highland Group, Inc., dated October 26, 2005.